EXHIBIT 10.4.7
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Target Corporation 2020 Long-Term Incentive Plan

RESTRICTED STOCK UNIT AGREEMENT
(Officer)
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Team Member”) identified in the Award Letter. This award (the “Award”) of Restricted Stock Units (“RSUs”), provided to you as a Service Provider, is being issued under the Target Corporation 2020 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions.

1.    Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.    Grant of RSUs. Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Team Member the number of RSUs set forth in the Award Letter.

3.    Vesting Schedule.

(a)    Subject to Section 3(b), one-third (1/3) of the Shares issuable under the RSUs shall vest on each of December 17, 2026, December 17, 2027, and December 17, 2028. Each such date is referred to as a “Vesting Date” and December 17, 2028, is also referred to as the “Final Vesting Date.”

(b)    Notwithstanding Section 3(a), the Shares issuable under the applicable number of RSUs shall vest on the earlier of: (i) the date that the conditions for an Accelerated Vesting Event set forth in Section 4 are satisfied; or (ii) as specified in Sections 5 or 6.

(c)    All vested RSUs shall be paid out as provided in Section 11, in accordance with and subject to any restrictions set forth in this Agreement, the Plan or any Release Agreement that the Team Member may be required to enter pursuant to Sections 4, 5 or 6. “Release Agreement” means an agreement containing a release of claims and other provisions deemed appropriate by the Committee in its sole discretion.

4.    Accelerated Vesting Events. Upon the occurrence of one of the following events (each, an “Accelerated Vesting Event”), the outstanding unvested RSUs subject to this Agreement shall vest as provided below. The Committee, in its sole discretion, makes all determinations required under this Section 4.

(a)    Retirement. The applicable number of outstanding unvested RSUs shall vest as of the date the last of the Retirement Conditions is satisfied. The “Retirement Conditions” are: (i) the Team Member attaining age 55 and completing at least 5 years of Service (which 5 years need not be continuous) on or prior to the Team Member’s (1) voluntary termination of Service, or (2) termination of Service resulting from the Company’s elimination of the Team Member’s position (“Position Elimination”); (ii) the Company receiving a valid unrevoked Release Agreement from the Team Member; and (iii) the Team Member commencing discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding the Team Member’s consideration of termination at least six months prior to the Team Member’s voluntary termination of Service. If the Team Member’s termination of Service described in Section 4(a)(i) occurs during the 12 month period immediately following the Grant Date, the Team Member shall vest in a portion of the outstanding unvested RSUs subject to this Agreement. Such vested portion will be determined by multiplying the number of outstanding unvested RSUs in the grant by a fraction, the numerator of which is the number of days from the Grant Date through the date of termination of Service and the denominator of which is the number of days from the Grant Date to the Final Vesting Date. All remaining RSUs shall be cancelled, and the Team Member shall have no rights to such cancelled RSUs. If the Team Member’s termination of Service described in Section 4(a)(i) occurs more than 12 months after the Grant Date but before the Final Vesting Date, the applicable number of outstanding unvested RSUs to vest shall be 100% of the RSUs subject to this Agreement.

(b)    Death. In the case of the Team Member’s death prior to the Team Member’s termination of Service, the Team Member shall vest in all outstanding unvested RSUs as of the date of the Team Member’s death.

(c)    Disability. In the case of the Team Member’s Disability prior to the Team Member’s termination of Service, the Team Member shall vest in all outstanding unvested RSUs as of the date of the Team Member’s Disability.

5.    Involuntary Service Separation. Notwithstanding any other provisions of this Agreement to the contrary, and provided that the Company has received a valid unrevoked Release Agreement from the Team Member, if a Team Member who has not met the Position Elimination Retirement Conditions has their Service involuntarily terminated by the Company or a Subsidiary to which the Team Member is providing Service (the “Service Recipient”) prior to the Final Vesting Date, other than for Cause (an “Involuntary Service Separation”), the Team Member shall vest in a portion of the outstanding unvested RSUs subject to this Agreement. Such vested portion will be determined by multiplying the number of outstanding unvested RSUs in the grant by a fraction, the numerator of which is the number of days from the Grant Date through the date of termination of Service and the denominator of which is the number of days from the Grant Date to the Final Vesting Date. All remaining RSUs shall be cancelled, and the Team Member shall have no rights to such cancelled RSUs.

6.    Change in Control. If a Change in Control occurs and the Award is assumed or replaced pursuant to Section 11(b)(1) of the Plan, the Award will continue to be subject to the Vesting Schedule provided in Section 3. Notwithstanding the foregoing and any other contrary provision of this Agreement, if within two years after a Change in Control and prior to the Final
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Vesting Date, the Team Member’s Service terminates voluntarily by the Team Member for Good Reason or involuntarily without Cause, and provided that the Company has received a valid unrevoked Release Agreement from the Team Member, the Team Member shall vest in all outstanding unvested RSUs as of the date of the Team Member’s termination of Service.

7.    Cause. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Team Member’s Service was terminated in whole or in part for Cause, all of the RSUs subject to the Award that have not previously been converted to Shares shall terminate immediately and the Team Member shall have no rights hereunder.

8.    Other Termination; Changes of Service. If at any time prior to the Final Vesting Date, the Team Member’s Service is terminated for Cause, or for any reason not meeting all applicable conditions in Sections 4, 5, or 6, all outstanding unvested RSUs subject to the Award shall terminate effective as of the date of termination of Service and the Team Member shall have no rights hereunder. Service shall not be deemed terminated in the case of (a) any approved leave of absence, or (b) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (i) the relationship the Team Member had with the Company or a Subsidiary at the Grant Date terminates, even if the Team Member continues in another Service Provider capacity with the Company or a Subsidiary, or (ii) the Team Member experiences a “separation from service” within the meaning of Code Section 409A.

9.    Restrictive Covenant. By accepting the Award, the Team Member specifically agrees to the restrictive covenant contained in this Section 9 (the “Restrictive Covenant”) and the Team Member agrees that the Restrictive Covenant and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company.

    (a)    Non-Solicitation. The Team Member agrees that for the period beginning on the Grant Date and ending on the date that is one year following the Team Member’s termination of Service, the Team Member will not recruit for employment directly or indirectly, any employee of the Company with whom the Team Member worked, or about whom the Team Member possesses any Company personnel information.

    (b)    Remedies. The Team Member agrees that immediate irreparable damage will result to Company if the Team Member breaches the Restrictive Covenant set forth in this Agreement. Therefore, in the event the Team Member breaches this Agreement, whether directly or indirectly, the Team Member consents to specific enforcement of this Agreement through an injunction or restraining order. Injunctive relief shall be awarded in addition to any other remedies or damages available at law or in equity.  The Team Member specifically agrees that the Company is entitled to the attorneys’ fees and expenses the Company incurs to enforce this Agreement, and that the Team Member is responsible for paying the Company’s costs and attorneys’ fees incurred as a result of enforcing any provisions of this Agreement.

    (c)    Recovery. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Team Member has breached
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the Restrictive Covenant, the Company may take one or more of the following actions with respect to the Award:

    (i)    immediately terminate all of the RSUs subject to the Award that have not previously been converted to Shares, and the Team Member shall have no rights hereunder; and
        (ii)    require repayment of all or any portion of the amounts realized or received by the Team Member resulting from the conversion of RSUs to Shares or the sale of Shares related to the Award.

10.    Dividend Equivalents. The Team Member shall have the right to receive additional RSUs with a value equal to the regular cash dividend paid on one Share for each RSU held pursuant to this Agreement prior to the conversion of RSUs and issuance of Shares pursuant to Section 11. The number of additional RSUs to be received as dividend equivalents for each RSU held shall be determined by dividing the cash dividend per share by the Fair Market Value of one Share on the dividend payment date; provided, however, that for purposes of avoiding the issuance of fractional RSUs, on each dividend payment date the additional RSUs issued as dividend equivalents shall be rounded up to the nearest whole number. All such additional RSUs received as dividend equivalents shall be subject to forfeiture in the same manner and to the same extent as the original RSUs granted hereby, and shall be converted into Shares on the basis and at the time set forth in Section 11 hereof.

11.    Conversion of RSUs and Issuance of Shares.

(a)    Timing. Vested RSUs shall be converted to Shares and shall be issued within 90 days following the earliest to occur of (i) each Vesting Date, (ii) the Team Member’s “separation from service” as such term is defined for purposes of Code Section 409A, (iii) the Team Member’s death, or (iv) the Team Member’s Disability (as determined by the Committee in its sole discretion, provided such determination complies with the definition of disability under Code Section 409A).

(b)    Limitation for Specified Employees. If any Shares shall be issuable with respect to the RSUs as a result of the Team Member’s “separation from service” at such time as the Team Member is a “specified employee” within the meaning of Code Section 409A, then no Shares shall be issued, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Team Member’s “separation from service”, or (ii) the Team Member’s death.

(c)    Unvested RSUs. All of the RSUs subject to the Award that are unvested as of the time the vested RSUs are converted and Shares are issued under Section 11(a)(ii) shall terminate immediately and the Team Member shall have no rights hereunder with respect to those unvested RSUs.

(d)    Code Section 409A. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed or required under Code Section 409A. Payment of amounts under this Agreement are intended to comply
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with the requirements of Code Section 409A and this Agreement shall in all respects be administered and construed to give effect to such intent.

12.    Taxes. The Team Member acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Team Member’s responsibility and may exceed the amount actually withheld by the Company and/or a Subsidiary to which the Team Member is providing Service (the “Service Recipient”) and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting and/or conversion of the RSUs and issuance of Shares; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Team Member’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Team Member has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event; and (iv) may refuse to deliver the Shares to the Team Member if he or she fails to comply with their obligations in connection with the Tax-Related Items as provided in this Section.

The Team Member authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Shares that would otherwise be delivered to the Team Member the highest number of whole Shares that the Company determines has a value less than or equal to the aggregate applicable Tax-Related Items. In lieu thereof, the Team Member may elect at the time of conversion of the RSUs such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Team Member’s Tax-Related Items.

13.    Limitations on Transfer. The Award shall not be sold, assigned, transferred, exchanged or encumbered by the Team Member other than pursuant to the terms of the Plan.

14.    Recovery Provisions. Notwithstanding any other provision of this Agreement to the contrary, the Award (and any compensation paid or shares issued under the Award) is subject to recovery in accordance with the terms of: (a) the Company’s Recoupment Policy, and (b) the Company’s Clawback Policy (each, the “Policy” and collectively, the “Policies”), in each case to the extent the Policy applies to the Award and the Team Member as the Policies may be in effect from time to time. In addition, this Award may be unilaterally amended by the Committee to comply with any other compensation recovery policy adopted by the Board or the Committee at any time and any listing rules or other rules and regulations implementing the Policies, or as otherwise required by law. The Team Member agrees and consents to the Company’s application, implementation and enforcement of the Policies or any other policy established by the Company or applicable law that may apply to this Award and the Team Member and any provision of applicable law relating to cancellation, rescission, or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies, any other policies or applicable law without further consent or action being required by the Team Member.
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15.    No Employment Rights. Nothing in this Agreement, the Plan or the Award Letter shall confer upon the Team Member any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Team Member’s Service at any time with or without Cause or change the Team Member’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Team Member’s service contract, if any.

(a)    The Team Member’s rights to vest in the RSUs or receive Shares after termination of Service shall be determined pursuant to Sections 3 through 11. Those rights and the Team Member’s date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)    This Agreement, the Plan and the Award Letter are separate from, and shall not form, any part of the contract of Service of the Team Member, or affect any of the rights and obligations arising from the Service relationship between the Team Member and the Company and/or the Service Recipient.

(c)    No Service Provider has a right to participate in the Plan. All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)    The Team Member will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Team Member.

16.    Nature of Grant. In accepting the grant, the Team Member acknowledges, understands, and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)    the RSUs are extraordinary items and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)    in no event should the RSUs be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor are the RSUs or the underlying Shares intended to replace any pension rights or compensation;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
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(e)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Team Member’s participation in the Plan or the RSUs;

(f)    no claim or entitlement to compensation or damages shall arise from forfeiture or recovery of the RSUs or underlying Shares resulting from termination of the Team Member’s Service (for any reason whatsoever and whether or not in breach of local labor laws) or application of the Policies, and in consideration of the grant of the RSUs to which the Team Member is otherwise not entitled, the Team Member (i) agrees not to institute any such claim against the Company or the Service Recipient, (ii) waives the Team Member’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Team Member shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(g)    this Agreement is not a condition of the Team Member’s employment or continued employment; and

(h)    the Team Member is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the RSUs or the Plan.

17.    Governing Law; Venue; Jurisdiction; Severability. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Team Member, as a condition of this Agreement, consents to the personal jurisdiction of that court. If any provision of this Agreement, the Award Letter or the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, the Award Letter or the Plan, and the Agreement, the Award Letter and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.    Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

    19. Survival. The Team Member agrees that the terms of Sections 9 and 14 shall survive the Team Member’s termination of Service and any conversion of the Award into Shares.

20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Team Member’s participation in the Plan, on the RSUs and on any Shares
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acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Team Member to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.    Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. This Agreement, the Plan and the Award Letter embody the entire agreement and understanding between the Company and the Team Member pertaining to this grant of RSUs and supersede all prior agreements and understandings (oral or written) between them relating to the subject matter hereof. The Company or a third party designated by the Company may deliver to the Team Member by electronic means any documents related to their participation in the Plan. The Team Member acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]
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